EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-94843 and 333-117919 on Form S-3 and in Registration Statements No. 333-116573, 333-91904 and 333-24765 on Form S-8 of Beazer Homes USA, Inc. of our report dated December 8, 2006, relating to the consolidated financial statements of Beazer Homes USA, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment), and our report dated December 8, 2006 relating to management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2006.

/s/ Deloitte & Touche
Atlanta, Georgia
December 8, 2006